Exhibit 99.1

NEWS

For Immediate Release

FOR FURTHER INFORMATION CONTACT:

Julie A. Boland

Vice President, Chief Financial Officer and Treasurer

Oglebay Norton

216-861-8941

Oglebay Norton Closes on $305 Million Debtor-in-Possession Financing

CLEVELAND, July 15, 2004 – Oglebay Norton Company (Other OTC: OGLEQ) announced that it has closed on a $305 million second Debtor-in-Possession (DIP) credit facility with a syndicate of lenders led by Silver Point Finance, LLC. The facility was earlier approved by United States Bankruptcy Judge Joel B. Rosenthal of the U.S. Bankruptcy Court for the District of Delaware in Wilmington. The new DIP loan was immediately used to pay off the $123.8 million balance on the prepetition revolving credit facility and the $113.2 million balance on the prepetition term loan, as well as the $9.4 million balance on the first DIP credit facility. The $13.4 million vessel term loan remains outstanding, as does other pre-petition debt. Upon confirmation of the Company’s plan of reorganization and emergence from chapter 11, the $305 million DIP loan will convert to a five-year credit facility that will provide financing for the reorganized Company.

“We are pleased to have closed on the second DIP facility,” said Michael D. Lundin, Oglebay Norton president and chief executive officer. “This is another milestone that keeps us on track with our original plan to emerge from court protection in an expedited manner as a reorganized company with a new capital structure.”

Oglebay Norton Company, a Cleveland, Ohio-based company, provides essential minerals and aggregates to a broad range of markets, from building materials and home improvement to the environmental, energy and metallurgical industries. The Company has approximately 1,770 full-time and part-time hourly and salaried employees in 13 states.

On February 23, 2004, the Company and its wholly owned subsidiaries filed voluntary petitions under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington to complete the financial restructuring of its long-term debt.

Safe Harbor

Certain statements contained in this release are “forward-looking” in that they reflect management’s expectations and beliefs regarding the future performance of the Company and its operating segments. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements. The Company believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by or on behalf of the Company: (1) business and financial risks associated with the Company’s decision to file for protection under chapter 11 of the U.S. Bankruptcy Code, (2) the Company’s ability to restructure its debt, and the ability of such activities to provide adequate liquidity to sufficiently improve the Company’s financial position; (3) the Company’s ability to complete its cost reduction initiatives; (4) weather conditions, particularly in the Great Lakes region, flooding, and/or water levels; (5) fluctuations in energy, fuel and oil prices; (6) fluctuations in integrated steel production in the Great Lakes region; (7) fluctuations in Great Lakes and Mid-Atlantic construction activity; (8) economic conditions in California or population growth rates in the Southwestern United States; (9) the outcome of periodic negotiations of labor agreements; (10) changes in the demand for the Company’s products due to changes in technology; (11) the loss, insolvency or bankruptcy of major customers, insurers or debtors (Some of the Company’s customers and other debtors have filed for reorganization under chapter 11 of the U.S. Bankruptcy Code; management does not expect the aggregate effect of these reorganizations to have a material impact on the Company’s financial condition.); (12) changes in environmental laws; and (13) an increase in the number and cost of asbestos and silica product liability claims filed against the Company and its subsidiaries and determinations by a court or jury against the Company’s interest. While the Company is in chapter 11, investments in its securities will be highly speculative. Shares of the Company’s common stock will likely have little or no value and will likely be canceled. Please refer to the Company’s current and subsequent SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

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